Exhibit 99.1

Nkarta Reports Second Quarter 2026 Financial Results and Corporate Highlights

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Enrollment continues across all indications in Ntrust-1 and Ntrust-2 at the 4 billion cell dose level (12 billion cells in 3-dose cycle)
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Initial clinical data from Ntrust-1 and Ntrust-2 expected to be presented at a medical conference in 2026
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Cash balance of $243.2 million on June 30, 2026, including cash, cash equivalents and investments, expected to fund operations into 2029

SOUTH SAN FRANCISCO, Calif., August 10, 2026 (GLOBE NEWSWIRE) -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biotechnology company developing engineered natural killer (NK) cell therapies to treat autoimmune diseases, today reported financial results for the second quarter ended June 30, 2026.

“Expanding access to NKX019 in the communities where autoimmune patients already receive care is central to how we're advancing this program," said Paul J. Hastings, Chief Executive Officer of Nkarta. "This quarter, we continued to enroll patients across all indications in Ntrust-1 and Ntrust-2 at the 4 billion cell dose level. Following our recent agreement with the FDA on outpatient dosing, we have begun administrating NKX019 through our expanding network of community-based sites, with re-dosing available, if needed, to patients in both trials. We look forward to presenting our initial clinical dataset from Ntrust-1 and Ntrust-2 at a medical conference in 2026.”

NKX019 Clinical Program Progress and Upcoming Milestones

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Enrollment continues across Ntrust-1 and Ntrust-2, our multi-center, open-label, dose-escalation clinical trials evaluating NKX019 in multiple autoimmune diseases.
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Outpatient dosing is underway within our network of community-based sites, broadening patient access beyond those who can travel to academic medical centers.
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Patients are being dosed at 4 billion cells per dose x 3 doses (12 billion cells total) across all indications in Ntrust-1 and Ntrust-2.
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Initial clinical data from Ntrust-1 and Ntrust-2 are planned for presentation at a medical conference in 2026.

Second Quarter 2026 Financial Highlights

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Nkarta had cash, cash equivalents, restricted cash, and investments in marketable securities of $243.2 million as of June 30, 2026.
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Research and development (R&D) expenses were $29.0 million for the second quarter of 2026. Non-cash stock-based compensation expense included in R&D expense was $0.7 million for the second quarter of 2026.
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General and administrative (G&A) expenses were $14.1 million for the second quarter of 2026. Non-cash stock-based compensation expense included in G&A expense was $1.1 million for the second quarter of 2026.
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Net loss was $40.4 million, or $0.54 per basic and diluted share, for the second quarter of 2026. This net loss includes non-cash charges of $11.8 million that consisted primarily of share-based compensation of $1.9 million, depreciation of $2.7 million, and impairment of right-of-use assets, leasehold improvements and other equipment of $8.0 million.

Financial Guidance

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Nkarta expects its current cash and cash equivalents to fund its current operating plan into 2029.

About the Ntrust℠ Clinical Trials in Autoimmune Disease

Ntrust-1 (NCT06557265) and Ntrust-2 (NCT06733935) are multi-center, open label, dose escalation clinical trials in patients with autoimmune disease receiving lymphodepletion followed by CD19-targeted CAR-NK cell therapy. Both trials will assess the safety of NKX019 in people living with autoimmune diseases as well as its potential to achieve durable remission via a “reset” of the immune system through the elimination of pathogenic B cells.

The Ntrust trials are enrolling up to 12 patients per dose level per disease indication across systemic sclerosis, idiopathic inflammatory myopathy, ANCA-associated vasculitis, rheumatoid arthritis, lupus nephritis, and primary membranous nephropathy. Additional participants may be enrolled if needed to refine patient populations for further study.

In both studies, patients now receive a three-dose cycle of NKX019 on Days 0, 3, and 7 following lymphodepletion with fludarabine and cyclophosphamide or cyclophosphamide alone, if they have significant cytopenia at baseline. Leveraging the engineering of NKX019, no patients in either trial will receive supplemental cytokines or antibody-based therapeutics. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval. Patients in both trials may also receive additional cycles, if needed, to restore response or enable a deeper response.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for people living with autoimmune diseases. By harnessing the power of the innate immune system to eliminate pathogenic B cells driving the autoimmune response, Nkarta is advancing novel cell therapies engineered for deep therapeutic impact. The on-demand availability and outpatient dosing of our CAR-NK cells enables a broad population of patients with different autoimmune conditions to conveniently access NK cell therapy in community health settings. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “potential,” “projects,” “would” and “future” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NKX019 (including the future availability and disclosure of clinical data and other updates from Nkarta’s clinical trials); the therapeutic potential, accessibility and tolerability of NKX019 for the treatment of autoimmune diseases, including as a result of advancing Nkarta’s dose escalation and expansion of outpatient dosing in community-based settings; and Nkarta’s expected cash runway.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling patients in or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and the success of Nkarta’s recent (and any future) cost containment measures.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s

Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 12, 2026, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$29,046	$20,778	$54,034	$44,950
General and administrative	14,082	6,408	19,970	18,800
Total operating expenses	43,128	27,186	74,004	63,750
Loss from operations	(43,128)	(27,186)	(74,004)	(63,750)
Other income, net:
Interest income	2,538	3,970	5,376	8,346
Other income, net	222	239	428	444
Total other income, net	2,760	4,209	5,804	8,790
Net loss	$(40,368)	$(22,977)	$(68,200)	$(54,960)

Net loss per share, basic and diluted	$(0.54)	$(0.31)	$(0.92)	$(0.74)
Weighted average shares used to compute net loss per share, basic and diluted	74,494,855	73,977,625	74,377,069	73,947,220

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Cash, cash equivalents, restricted cash and investments	$243,178	$295,129
Property and equipment, net	56,768	66,721
Operating lease right-of-use assets	30,942	34,429
Other assets	6,757	7,930
Total assets	$337,645	$404,209
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$16,368	$15,464
Operating lease liabilities	73,539	76,420
Total liabilities	89,907	91,884
Stockholders’ equity	247,738	312,325
Total liabilities and stockholders’ equity	$337,645	$404,209

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com